RAMCO-GERSHENSON, INC.
31500 Northwestern Hwy., Suite 300
Farmington Hills, Michigan 48334

February 24, 2006

Mr. Thomas Litzler
2401 Meadowridge Court
Ann Arbor, Michigan 48105

Dear Thomas:

This letter states our agreement with respect to your employment with Ramco-Gershenson Properties Trust, or its subsidiary Ramco-Gershenson, Inc. (collectively, the “Company”).

1. Your Employment Duties and Responsibilities.

(a) During the “Term” (as defined in paragraph 2 below), you will be employed by the Company as its Executive Vice President of Development and New Business Initiatives and will devote substantially all of your full working time and attention, as well as your best efforts, to such position. You will report to the President and Chief Executive Officer of the Company and will have such authority and responsibilities and perform such duties for the Company as may from time to time be established by the Chief Executive Officer of the Company.

2. Term. The term of your employment under this Agreement (the “Term”) will begin on the date you will commence your employment with the Company, which date, subject to the mutual agreement of the parties, is expected to occur approximately February 28, 2006 and will continue, subject to the termination provisions set forth in paragraph 5 below, until December 31, 2007. During the Term, your employment will be at-will, but upon the termination of your employment prior to the expiration of the Term you will be entitled to the termination benefits set forth in paragraph 6, below.

3. Compensation.

(a) During each year of the Term, you will receive a base salary at the annual rate of $295,000, payable in accordance with the Company’s standard payroll procedures. You will also be eligible to participate in any bonus program generally available to executive officers of the Company. The Company’s current bonus plan compensates bonus eligible employees for successful execution of corporate, departmental and individual goals. Under the program as currently structured, you would be eligible for an annual incentive for successful execution of goals at the following percentages of annual base salary:

Threshold	—	20%
Target	—	40%
High	—	60%.

(b) You will also be eligible to participate in any Long Term Incentive Plan generally available to executive officers of the Company. The current LTIP award for your position, based on achieving Target performance, is a grant with a value equal to 90% of annual base salary.

(c) Within 30 days after the date you commence employment, you will be paid a starting bonus of $100,000.

(d) Within 60 days after the date you commence employment, you will be compensated for the value of restricted shares and stock options which lapse due to your change in employment, in an amount determined by a third party consultant to the Company (currently estimated to be in the range of $150,000 — $200,000) by some combination of cash, restricted stock and/or stock options.

4. Fringe Benefits.

(a) In addition to your other compensation, during the Term, you will be entitled to receive from the Company the same fringe benefits as are generally made available from time to time to other executive officers of the Company. You will also be entitled to three weeks of vacation annually, and the Company will reimburse you for your COBRA premiums for three months, until you become eligible to participate in the Company’s health plan..

(b) You will be responsible for payment of applicable taxes on benefits provided to you by the Company.

5. Termination.

(a) Death. This Agreement will terminate immediately upon your death.

(b) Disability. This Agreement will terminate immediately upon your Disability. Disability shall be as defined under the Company’s disability plan, which definition will be conclusive and binding.

(c) With Cause. The Company will have the right, upon written notice to you, to terminate your employment under this Agreement for Cause. Such termination will be effective immediately upon such written notice. For purposes of this Agreement, termination of your employment for “Cause” means termination for your commission of a felony or crime involving moral turpitude; embezzlement, misappropriation of Company property or other acts of dishonesty or fraud; material breach of your duties of good faith or loyalty to the Company; neglect of significant job responsibilities which is not cured within 10 days of your receipt of written notice thereof; material breach of this Agreement which is not cured within 10 days of your receipt of written notice of such breach; or repeated failure, after written notice, to follow specific directions from the President and Chief Executive Officer and/or the Board of Directors of the Company.

(d) Change in Control. If your employment is terminated by the Company without Cause prior to expiration of the Term and within twelve months after a Change in Control (as defined below), the provisions of paragraph 6(d) below will apply. The term “Change in Control” means the acquisition by any person or group of commonly controlled persons, directly or indirectly, of more than thirty-five percent (35%) of the voting control or value of the capital stock of the Company, or the approval by the shareholders of the Company of an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of transactions) in a change in ownership of thirty-five percent (35%) or more of the voting control or value of the capital stock of the Company, or an agreement to sell or otherwise dispose of all or substantially all of the Company’s assets (including a plan of liquidation or dissolution).

6. Termination Benefits.

(a) The amounts described in this paragraph 6 will be in lieu of any termination or severance payments required by the Company’s policy or applicable law (other than continued medical or disability coverage to which you or your family are entitled under the Company’s then existing employment policies covering Company executives or then applicable law), and will constitute your sole and exclusive rights and remedies with respect to the termination of your employment with the Company. All payments under this paragraph 6 will be payable in accordance with the Company’s normal payroll procedures, and the Company may withhold from any payments made under this paragraph 6 all federal, state, city or other taxes to the extent such taxes are required to be withheld by applicable law.

(b) If your employment is terminated by the Company without Cause during the Term and Section 6(d) does not apply, you will be entitled to be paid an amount equal to the greater of (i) the base salary remaining during the balance of the Term or (ii) one year’s base salary. This benefit shall also apply if your employment is terminated by the Company without Cause, during the year ending December 31, 2008 or if the Company refuses to employ you during such year, without Cause, for a base salary of at least $295,000.

(c) If your employment is terminated during the Term because of your death or Disability or by the Company for Cause, you will receive any unpaid portion of the pro-rata portion of your base salary under paragraph 3(a) above through the date of termination, and no other payment.

(d) If your employment is terminated by the Company prior to expiration of the Term and within twelve months after a change in Control without Cause, (i) you will receive the pro-rata portion of your base salary under paragraph 3(a) above through the date of termination, (ii) you will also receive an additional amount equal to two years’ base salary at the rate in effect on the date of termination, payable in accordance with the Company’s standard payroll procedures, (iii) the Company will pay you an amount equal to the product of two (2) multiplied by the most recent bonus paid you, if any, under paragraph 3(a) above, prior to your termination, and (iv) any stock options or other plan benefits, if any, remaining unvested on the date of your termination will immediately vest and become exercisable.

7. Confidentiality/Nonsolicitation.

(a) During your employment with the Company and thereafter, you will not disclose or make accessible to any person or entity or use in any way for your own personal gain or to the Company’s detriment any confidential information relating to the business of the Company or its affiliates. Upon termination of your employment with the Company for any reason, you will immediately return to the Company all confidential materials over which you exercise any control.

(b) You will not at any time during your employment with the Company, and for a period of one year after the termination of such employment for any reason, directly or indirectly, induce or solicit any employee of the Company to leave the employ of, any independent contractor to terminate any independent contractor relationship with, or any customer, tenant, lender or other party which transacts business with the Company to adversely change any relationship with, the Company.

(c) Paragraphs 7(a) and (b) above are intended to protect confidential information of the Company and its affiliates, and relate to matters which are of a special and unique character, and their violation would cause irreparable injury to the Company, the amount of which will be extremely difficult, if not impossible, to determine and cannot be adequately compensated by monetary damages alone. Therefore, if you breach or threaten to breach either of those paragraphs, in addition to any other remedies which may be available to the company under this Agreement or at law or equity, the Company may obtain an injunction, restraining order, or other equitable relief against you and such other persons and entities as are appropriate.

8. Continuation of Employment Beyond Term. There is not, nor will there be, unless in writing signed by both of us, any express or implied agreement as to your continued employment with the Company after the Term. Any continued employment after the Term will be employment at will and your compensation, benefits and termination benefits, if any, will be determined by the Board of Directors of the Company in its sole discretion.

9. Miscellaneous.

(a) This Agreement is the complete agreement between us, supersedes any prior agreements between us and may be modified only by written instrument executed by both of us.

(b) This Agreement will be governed by and construed in accordance with the laws of the State of Michigan.

(c) The provisions of this Agreement, will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision will be changed to the extent reasonably necessary to make the provision, as so changed, legal, valued and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

(d) This Agreement will be binding upon and will inure to the benefit of the Company and its successors and assigns but is personal to you and cannot be sold, assigned or pledged by you without the Company’s written consent.

(e) We will give notices under this Agreement to you in writing either by personal delivery or certified or registered mail at your address, as listed on our records at the time of the notice, and you will give notices to us in writing in care of the Company’s President and Chief Executive Officer. Any such notice will be deemed given when delivered or mailed in accordance with the preceding sentence.

(f) You represent and warrant that you have the right to enter into and perform your obligations under this Agreement and that you are not currently and will not during the Term become a party to or bound by any agreement or understanding, written or otherwise, which would in any way restrict or conflict with your performance under this Agreement.

(g) The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

(h) You will be entitled to indemnification by the Company as provided in the Company’s Declaration of Trust and Bylaws.

If this Agreement correctly expresses our mutual understanding, please sign and date the enclosed copy and return it to us.

Very truly yours,

RAMCO-GERSHENSON, INC.

By:	/s/ Dennis Gershenson Dennis Gershenson Its: President

The terms of this Agreement
are accepted and agreed to
on February 24, 2006:

/s/ Thomas Litzler
Thomas Litzler